Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2015 relating to the financial statements of The WhiteWave Foods Company and subsidiaries (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the allocations of expenses and debt from Dean Foods Company) and the effectiveness of The WhiteWave Foods Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of The WhiteWave Foods Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

May 20, 2015